Exhibit 99.1

MariMed Announces Agreement to Acquire Kind Therapeutics USA, LLC,
A Maryland Licensed Vertically Integrated Cannabis Business

NORWOOD, Mass., Jan. 5, 2022 — MariMed Inc. (OTCQX: MRMD) (“MariMed” or the “Company”), a leading multi-state cannabis operator focused on improving lives every day, today announced that it has entered into a definitive agreement to acquire Kind Therapeutics U.S.A., LLC (“Kind”), a leading vertically integrated cannabis business in Maryland. The transaction is subject to customary closing conditions, including regulatory approvals.

The transaction will result in the third state, incremental to Massachusetts and Illinois, in which MariMed will have acquired a licensed cannabis business it manages and assisted in developing. Once acquired, Kind’s financial results with be reported by the Company on a consolidated basis. The Kind acquisition will further represent MariMed’s successful implementation of its strategic growth plan to consolidate the multiple state cannabis businesses it organically developed and manages.

Kind, which holds cannabis licenses for cultivation and production, as well as a provisional license for a dispensary, currently leases from Mari Holdings MD, LLC, a MariMed subsidiary, a 180,000 square foot cultivation and processing facility in Hagerstown, which MariMed developed. Mari Holdings MD, LLC also owns and is developing a dispensary facility for Kind in Annapolis, which is expected to open in early 2022. Under MariMed’s management, Kind has been successfully manufacturing and distributing cannabis and cannabis products into Maryland’s robust wholesale cannabis industry, which has grown to 103 dispensaries. These products include MariMed’s award-winning products and brands including Nature’s Heritage™ craft flower, Betty’s Eddies® fruit chews, and k FUSION chewable tablets. Betty’s Eddies® has been a top-selling edible brand in the state.

“I am pleased to announce our agreement to acquire Kind, which operates in one of the top medical cannabis programs and markets in the country,” said Bob Fireman, Chief Executive Officer of MariMed. “This acquisition will deliver another transformational year for MariMed in 2022, building on two consecutive years of more than 100% cannabis revenue and Adjusted EBITDA growth.”

The aggregate purchase price to be paid for Kind, in a combination of cash and promissory notes, will be $20 million. In addition, the Company will acquire the minority interests of one of the current owners of Kind in two subsidiaries of the Company that own cannabis facilities in Maryland and Delaware for $2 million in the aggregate. Further, upon the closing of these transactions, all Kind related litigation will be dismissed with prejudice.

Maryland’s legal medical cannabis program currently has more than 139,000 registered patients and, according to the Maryland Medical Cannabis Commission (“MMCC”), the state receives more than 200 applications for medical cannabis cards every day. Maryland’s medical cannabis program was on pace to generate more than $500 million in sales in 2021. According to Cowen Research, with a population of 6.2 million, Maryland’s medical cannabis program boasts some of the highest rates of registered medical consumers, incidence usage and spending, on a per capita basis, among all legal medical cannabis programs in the U.S. The state legislature is reviewing proposals to implement an adult use cannabis program in the future.

About MariMed

MariMed Inc., a multi-state cannabis operator, is dedicated to improving lives every day through its high-quality products, its actions, and its values. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units. Proprietary formulations created by the Company’s technicians are embedded in its top-selling and award-winning products and brands, including Betty’s Eddies®, Nature’s Heritage®, Bubby’s Baked™, k FUSION, and Kalm FUSION®. For additional information, visit www.marimedinc.com.

Investor Relations Contact:

Steve West

Vice President, Investor Relations

Email: ir@marimedinc.com

Media Contact:

Trailblaze PR

Email: marimed@trailblaze.co

Company Contact:

Howard Schacter

Chief Communications Officer

Email: hschacter@marimedinc.com

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